Exhibit 5.1

November 5, 2018
Reference: 15211/2
Americas Silver Corporation 145 King Street West, Suite 2870 Toronto, Ontario, Canada M5H 1J8

RE:	Americas Silver Corporation Registration Statement on Form F-4

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Americas Silver Corporation (the “Corporation”), a corporation existing under the Canada Business Corporations Act, in connection with the Registration Statement on Form F-4, which includes the proxy statement of Pershing Gold Corporation (“Pershing Gold”) and the annexes and exhibits thereto (the “Registration Statement”), filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance by the Corporation of common shares in the capital of the Corporation (the “Common Shares”) and class A non-voting preferred shares in the capital of the Corporation (the “Preferred Shares” and, together with the Common Shares, the “Shares”) in connection with the merger (the “Transaction”) contemplated by the agreement and plan of merger dated as of September 28, 2018 (the “Merger Agreement”) among the Corporation, Pershing Gold and R Merger Sub, Inc. (“Merger Sub”), a Nevada corporation and wholly-owned subsidiary of the Corporation pursuant to which, among other things, the Corporation agreed to acquire all of the issued and outstanding shares of Pershing Gold’s common stock (the “Pershing Gold Common Stock”) and series E preferred stock (the “Series E Preferred Stock” and, together with the Pershing Gold Common Stock, the “Pershing Gold Stock”) and Merger Sub will merge with Pershing Gold, with Pershing Gold surviving as a wholly-owned subsidiary of Americas Silver.

Pursuant to the Merger Agreement and as more fully described in the Registration Statement, at the effective time of the Transaction (the “Effective Time”):

(i)	each issued and outstanding share of Pershing Gold Common Stock (other than shares of Pershing Gold Common Stock owned by the Corporation, Merger Sub or Pershing Gold, or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time, which shares will automatically be cancelled and retired and will cease to exist, with no consideration being delivered therefor) will be automatically converted into the right to receive 0.715 Common Shares for each share of Pershing Gold Common Stock (the “Common Stock Consideration”); and

(ii)	each issued and outstanding share of Series E Preferred Stock (other than shares of Series E Preferred Stock owned by the Corporation, Merger Sub or Pershing Gold, or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time, which shares will automatically be cancelled and retired and will cease to exist, with no consideration being delivered therefor) will be, at the election of the holder thereof, either (A) converted into the right to receive 461.440 Preferred Shares per share of Series E Preferred Stock, or (B) converted into the right to the Common Stock Consideration to which such holder of Series E Preferred Stock would be entitled if the shares of Series E Preferred Stock held by such holder were converted into Pershing Gold Common Stock and then converted into Common Shares in accordance with paragraph (i) above.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the opinion expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of providing this opinion. We have also examined the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement. In such examination, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation, including, without limitation, a certificate of an officer of the Corporation dated the date hereof and a certificate of compliance, dated November 5, 2018, issued by Corporations Canada pursuant to the Canada Business Corporations Act with respect to the Corporation.

Our opinion herein pertains solely to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

For the purposes of our opinion, we have assumed that the articles of incorporation of the Corporation will have been amended to create the Preferred Shares in accordance with the terms of the Merger Agreement prior to the issuance of any Preferred Shares.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued as fully paid and non-assessable common shares or preferred shares, as applicable, in the capital of the Corporation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions “Enforcement of Civil Liabilities Against Foreign Persons” and “Legal Matters” in the proxy statement of Pershing Gold included in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,

/s/ Blake, Cassels & Graydon LLP